USA Mobility, Inc. Investor Conference Call

February 23, 2012

10:00 a.m. Eastern Time

Operating Results for the 4th Quarter and Year-Ended December 31, 2011

Operator: Good morning and welcome to USA Mobility’s 4th Quarter and Year-End Investor Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, Shawn Endsley, Chief Financial Officer, Chris Heim, President of the Company’s software subsidiary, Amcom, and Dan Mayleben, Chief Operating Officer of Amcom. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our fourth quarter and 2011 year-end investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2011 Form 10-K, which we expect to file as soon as practical, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

We are pleased to speak with you today regarding our fourth quarter and 2011 operating results and what we believe was another year of outstanding progress for USA Mobility. One of the key highlights of the past year, of course, was our acquisition in March of Amcom Software — a pivotal event in the Company’s history because it not only expanded our communications services and capabilities beyond Wireless, but created the opportunity for sustainable long-term growth. On a consolidated basis, with nearly a year behind us in both our Wireless and Software businesses, our combined Company met our internal expectations for 2011, as well as the external financial guidance we provided for the year. We believe that now we are much better positioned for the future with Amcom Software as part of our company than we would have been as a stand-alone paging company.

On the Wireless side, we ended the fourth quarter and year ahead of our key operating goals for subscribers, total revenue, cash flow, and operating expenses. In addition, our Wireless sales force continued to meet the Company’s plan for gross additions and net churn. At the same time, our Software business posted solid results for the quarter and year, including a growing backlog and expanding pipeline of prospective accounts. Moreover, the Company was able to increase cash flow margins to record highs, operate profitably within a low-cost operating structure, and once again generate sufficient cash flow to return capital to our stockholders.

In the next few minutes we will review some of the key accomplishments we achieved over the past year, discuss details of our fourth quarter and 2011 financial results, and provide you with an update on our current business initiatives and expectations for 2012.

Key accomplishments we achieved during 2011 included:

1.	Subscriber and Revenue trends in our Wireless business improved steadily on a year-over-year basis throughout 2011, continuing the positive momentum begun two years ago. Our annual rate of revenue decline was 14.4 percent in 2011, compared to 19.5 percent in 2010, driven by the lowest net subscriber churn rate in our history of 11.7 percent for 2011, versus 13.4 percent for the prior year. These positive results were due to an excellent performance by our Wireless sales team, which achieved 209,000 direct gross placements during the year, while minimizing gross disconnects in a highly competitive wireless industry. Healthcare was again the top performing market segment for our Wireless business in 2011. Continued strong demand among Healthcare subscribers was enhanced by our acquisition of Amcom Software because of its extensive presence and positive reputation in the Healthcare space. As a result, many Healthcare providers now recognize USA Mobility as a long-term player in the Healthcare industry — one that can offer a wider variety of products and services to meet their communications needs.

2.	Our Software business posted strong results for the fourth quarter and full year 2011, establishing positive momentum going into 2012. On a pro forma basis, for the 12 months ended December 31st, Software Revenue increased 11.2 percent to $56.7 million, excluding a fair value write down to maintenance revenue of $6.1 million. Despite the modest slowdown in Revenue and Bookings in the third quarter – which, you’ll recall, we attributed to temporary delays in the customer decision-making process — our Software business reported an exceptionally strong fourth quarter, with record high Bookings in December and a record high Backlog of $23.7 million at year end. In addition, Amcom’s pipeline of prospects increased substantially in recent months, due in part to its broader customer base, expanding range of product offerings and ongoing product development efforts.

3.	We continued to reduce Operating Expenses during 2011, with most of the cost reduction coming from our Wireless operations consistent with our business plan. Recurring Operating Expenses (excluding depreciation, amortization and accretion) totaled $163.9 million, including $125.3 million for Wireless and $38.6 million for Software. Expenses for Wireless declined 17.5 percent from 2010 and once again outpaced the 14.4 percent annual decline in Wireless Revenue. Going forward we expect Operating Expenses in our Wireless business will continue to decline. However, I would caution you that our ability to produce substantial expense savings remains an ongoing challenge.

4.	Our strong performance from Wireless, combined with a solid contribution from Software, resulted in consolidated EBITDA (or Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion) of $79.0 million for 2011. This represented a consolidated EBITDA margin of 32.5 percent. However, excluding the fair value write down to Software maintenance revenue and transaction costs related to the Amcom acquisition, consolidated EBITDA for 2011 would have been $87.8 million, or 35.3 percent of revenue. Fourth quarter EBITDA margin for Wireless was 36.7 percent, compared to 30.9 percent in the year-earlier quarter, and represented the seventh consecutive year of margin expansion for our Wireless business. As noted previously, however, it will be difficult for us to sustain EBITDA margins in the mid-30s going forward as our ability to reduce operating expenses becomes more challenging over time.

5.	With respect to our balance sheet, we incurred $51.9 million in debt relating to the Amcom acquisition last March and repaid $23.7 million of that debt in 2011. As a result, we were net debt free at year end with an outstanding debt balance of $28.3 million and a consolidated cash balance of $53.7 million. On February 6th, we made a prepayment of $25 million of our debt obligations. Absent any debt-related transactions, we expect to repay the remaining $3.3 million of our debt balance and become completely debt free by mid-year, while maintaining full availability under our existing $40 million revolving credit facility.

6.	We again met our goal of generating substantial free cash flow in 2011, allowing us to return capital to stockholders in the form of cash dividends. Including quarterly dividends totaling $1.00 per share, we returned approximately $22.1 million in capital to stockholders during the year. We have now returned a total of $440.5 million over the past seven years between cash dividends and distributions of $388.8 million and share repurchases of $51.7 million. Also, our Board of Directors yesterday declared a quarterly dividend of $0.25 per share, payable on March 30th to stockholders of record on March 16th I will comment further on our capital allocation strategy in a few minutes.

Overall, we are extremely pleased with our operating performance and progress during 2011 and believe we are well positioned to achieve further success in 2012. We met or exceeded virtually all of our key operating goals, generated significant free cash flow, returned capital to stockholders, and completed a transformational acquisition that has created a viable path for long-term growth. We are extremely proud of this record of achievement; it is a testament to the dedication and hard work of our employees and the loyalty of our core market segment customers, and we thank them for their support.

Despite this progress, we know there is much more work to be done as we face a new set of business challenges in 2012, including a still recovering economy and uncertainties within the highly competitive wireless and software industries. As such, I would caution investors once again that various factors – most notably declining demand for paging services — will continue to impact our future cash flows and operating margins. With that said, however, I assure you we will continue to aggressively execute our business plan, while actively exploring all opportunities to create value for our stakeholders.

I’ll comment further on our operating performance and outlook in a few minutes, but first our Chief Financial Officer, Shawn Endsley, will review fourth quarter and year-end financial results and share additional observations on our recent operating performance... Shawn.

Mr. Endsley: Thanks Vince, and good morning.

Before I review our operating and financial results, as Vince mentioned we expect to file our 2011 Form 10-K as soon as practical. As you know, the Form 10-K contains significantly more information about our business operations and financial performance than we will be able to cover on this call, so I encourage you to review it for further details.

As Vince noted, we were pleased with our 2011 financial results and the progress we made toward meeting our long-term operating goals. We met or exceeded previously announced financial guidance for the year for both our Wireless and Software businesses and believe we have positioned the Company well for another solid year in 2012. Continued improvement in the annual rates of subscriber and revenue erosion, combined with reduced operating expenses, contributed to strong cash flows and record high margins in our Wireless business, while our Software business reported solid bookings for the quarter and a record high backlog at year end.

Wireless
Looking first at our Wireless business, we are particularly pleased with the improvement in year-over-year subscriber trends as the annual pace of unit erosion has now improved for nine consecutive quarters. Although we expect paging unit losses to continue for the foreseeable future, we are greatly encouraged by the declining rate of subscriber churn we’ve experienced in our Wireless business over the past few years.

With respect to the subscriber base, we ended the year with 1,668,000 units in service, a net decline of 11.7 percent, or 221,000 units, compared to a net decline of 13.4 percent, or 293,000 units, for 2010. The annual rate of subscriber erosion reached its lowest level in more than seven years. Net unit losses were 53,000 in the fourth quarter, compared to 58,000 in the third quarter and 61,000 in the year-earlier quarter. The quarterly rate of net unit loss improved to 3.1 percent from 3.3 percent in the prior quarter, and represented our second lowest quarterly net unit loss rate since our formative merger in 2004.

Gross Placements for Wireless totaled 45,000 units in the fourth quarter, compared to 58,000 in the third quarter, while Gross Disconnects fell to 98,000 from 116,000 in the third quarter. As a result, the Gross Disconnect rate improved to 5.7 percent in the fourth quarter from 6.5 percent in the third quarter, and was our lowest quarterly churn rate in many years.

Our Direct paging subscriber base at year-end 2011 represented 93.2 percent of our units in service, up slightly from 92.7 percent in 2010. Our Indirect Channel, which continued to experience a higher rate of churn, represented 6.8 percent of units in service at year-end versus 7.3 percent a year earlier. Over time we expect the Indirect Channel to continue to decline as a percent of our total subscriber base.

Healthcare continued to be our most stable market segment with the highest rate of gross placements and lowest rate of net unit losses. The gross placement rate for Healthcare in the fourth quarter was 3.0 percent, while the net unit loss rate was 1.9 percent. Healthcare also accounted for 73.6 percent of gross additions and 61.7 percent of paging revenue in our direct channel during the fourth quarter, and at year-end 2011 represented 62.6 percent of our total subscriber base, up from 58.3 percent at year-end 2010.

Total Paging ARPU was $8.51 in the fourth quarter, compared to $8.59 in the third quarter and $8.74 in the fourth quarter of 2010. For the year, total paging ARPU was $8.64 compared to $8.84 in 2010. Despite the modest decline in ARPU over the past few years, overall pricing levels have remained relatively stable given the challenging economy, the absence of any companywide re-pricing programs, and the continued migration of our customer base toward larger customers who, by definition, generate lower ARPU. Looking ahead, we will continue to evaluate pricing actions based on competitive factors along with the costs required to provide high quality customer service.

Total Revenue from Wireless was $199.7 million for 2011 versus $233.3 million for 2010. Wireless Revenue totaled $46.5 million in the fourth quarter, compared to $48.6 million in the third quarter and $54.6 million in the fourth quarter of 2010. The annual rate of revenue erosion was 14.8 percent in the fourth quarter, compared to 14.4 percent in the third quarter and 16.4 percent in the year-earlier quarter. The quarterly rate of revenue erosion was 4.1 percent, compared to 6.8 percent in the third quarter and 3.6 percent in the same quarter a year ago.

Paging Revenue declined to $184.3 million in 2011 from $215.8 million in 2010, a 14.6 percent rate of erosion compared to 17.9 percent for the prior year. Our Healthcare segment contributed $104.9 million, or 56.9 percent, of total Paging Revenue in 2011. For the fourth quarter, Paging Revenue was $43.2 million, compared to $45.1 million in the third quarter and $50.3 million in the year-ago quarter.

Revenue from our resale of Cellular products was $2.6 million in 2011, compared to $2.4 million in 2010. In the fourth quarter, both Cellular revenue and activations increased from the prior quarter. Revenue from Wireless Products and Related Sales, net of inter-company revenue and expenses, declined to $10.1 million in 2011 from $11.7 million in 2010. Other Revenue was $2.6 million in 2011 versus $3.4 million in 2010. Collectively, these three revenue categories represented only 7.7 percent of total Wireless Revenue in 2011.

Software
With respect to our Software business, Revenue totaled $43.2 million for the period from March 3, 2011 – the date we acquired Amcom Software — through December 31, 2011. Software Revenue for the fourth quarter was $12.4 million, compared to $12.9 million in the third quarter. Of the $12.4 million, $5.1 million was Maintenance Revenue and $7.3 million was Operations Revenue. Fourth quarter Software Revenue included a fair value write down to Maintenance Revenue of $1.0 million, as required by purchase accounting, compared to a write down of $1.5 million in the third quarter. Absent the write down, Software Revenue for the fourth quarter would have been $13.4 million.

On a full year pro forma basis (excluding purchase accounting adjustments) Software revenue would have been $56.7 million, an increase of 11.2 percent over 2010 revenue of $51.0 million.

Software Bookings for the fourth quarter totaled $15.2 million, compared to $14.2 million in the third quarter, an increase of 7.2 percent. We were especially encouraged by strong bookings late in the quarter as an increasing number of sales leads were converted into executed contracts. Bookings are all purchase orders received from customers during the quarter and represent future revenue that will be realized upon installation. Our Software bookings can be volatile each quarter due to the long sales cycle for software solutions and the timing of corporate decision making.

As a result of strong bookings, our Software Backlog increased to a record high of $23.7 million at December 31st from $21.3 million at September 30th, an increase of 11.3 percent. The Backlog consists of all previous purchase orders received from customers not yet recognized as revenue.

Finally, the Maintenance Renewal Rate for Software was 99.4 percent in the fourth quarter, compared to 99.6 percent in the third quarter.

Total Company
On a consolidated basis, USA Mobility reported Total Revenue of $242.9 million for 2011, compared to $233.3 million for 2010. Total Revenue for the fourth quarter was $58.9 million, compared to $61.5 million in the third quarter and $65.2 million in the second quarter. Total Revenue for 2011 included a fair value write down to Software maintenance revenue of $6.1 million. Absent these purchase accounting adjustments, Consolidated Revenue would have been $249.0 million. Please note that in 2012 there will be no fair value write-down to maintenance revenue which will favorably impact year over year comparisons.

Turning to Operating Expenses, we again aggressively reduced costs in our Wireless business in 2011. Operating Expenses (excluding depreciation, amortization and accretion) totaled $163.9 million for the year, including $125.3 million for Wireless and $38.6 million for Software, with Wireless expenses declining 17.5 percent from $151.9 million in 2010. Once again, Wireless operating expenses declined faster than the 14.4 percent annual rate of revenue decline, marking the sixth year in a row in which expense reduction outpaced the rate of revenue erosion.

Fourth quarter Operating Expenses (excluding depreciation, amortization and accretion) were $40.6 million, compared to $40.2 million in the third quarter and $43.7 million in the second quarter. Fourth quarter Operating Expenses included $29.5 million for Wireless, versus $28.6 million in the third quarter, and $11.1 million for Software, versus $11.6 million in the prior quarter. Fourth quarter Operating Expenses for Wireless represented 63.3 percent of revenue compared to 69.1 percent in the year-ago quarter.

As noted in our press release, in the fourth quarter we incurred $1.2 million in severance expenses for planned 2012 headcount reductions in our Wireless business. Our severance expenses in 2010 were $2.2 million. In addition, the full year 2011 operating expenses included $2.7 million in one-time transaction costs associated with the acquisition of our Software business.

Payroll and Related Expenses (which includes commissions) totaled $18.7 million for the fourth quarter, including $11.9 million for Wireless and $6.8 million for Software. Payroll and Related Expenses for Wireless declined 15.3 percent in the fourth quarter from the year-earlier quarter. Payroll and Related Expenses for Software represented 60.7 percent of its total Operating Expenses in the fourth quarter.

Company-wide Headcount at year-end 2011 was 683 full-time equivalent employees, including 434 for Wireless and 249 for Software. This compares to 705 at September 30th and 540 at year-end 2010. On the Wireless side, Headcount declined 19.6 percent from the fourth quarter of 2010. Going forward, we will continue to adjust staffing levels as necessary to meet the requirements of our Wireless and Software businesses.

Site Rent Expense, our second largest operating expense for Wireless after Payroll and Related Expenses, declined by 29.5 percent in 2011 to $23.3 million from $33.0 million in 2010. Site Rent Expense declined 8.0 percent to $5.0 million in the fourth quarter compared to the prior quarter, and 34.4 percent from the year-earlier quarter. The decrease reflects additional savings from our ongoing network rationalization program. Looking ahead, we believe our network rationalization program will continue to generate cost savings for site rents; however, we expect the level of savings we can achieve will decline over time.

Two key factors in our ability to generate further savings from Site Rent Expense are the continued elimination of transmitters and the relocation of existing transmitters to lower cost sites. At December 31st, we operated 4,991 active transmitters, a reduction of 13.1 percent from the 5,744 transmitters at year-end 2010. We reduced the number of our “paid” active transmitters to 2,611 at year-end 2011 from 3,328 at year-end 2010, a reduction of 21.5 percent, while customer provided sites – that is, those with no associated rent expense — now represent 47.7 percent of our active transmitters.

Beyond Payroll and Related Expenses (including Commissions) and Site Rent Expenses, All Other Recurring Expenses (excluding depreciation, amortization and accretion) for Wireless in the fourth quarter totaled -$12.5 million, compared to $16.1 million in the fourth quarter of 2010, a reduction of 21.9 percent. For 2011, All Other Recurring Expenses for Wireless totaled $51.6 million, compared to $60.2 million in 2010.

Excluding Payroll and Related Expenses (including Commissions) All Other Recurring Expenses (excluding depreciation, amortization and accretion) for Software in the fourth quarter totaled $4.4 million or 39.3 percent of operating expenses.

Depreciation, Amortization and Accretion Expense was $19.3 million in 2011, with $14.0 million for Wireless and $5.3 million for Software, compared to $24.1 million in 2010 for Wireless alone. A significant portion of the decline resulted from fully depreciated paging infrastructure and pagers, partially offset by higher amortization expense due to the increase in intangible assets associated with the Amcom acquisition. Fourth quarter Depreciation, Amortization and Accretion Expense totaled $4.4 million, with $2.9 million for Wireless and $1.5 million for Software.

Consolidated EBITDA (earnings before interest, taxes, depreciation, amortization and accretion) for 2011 was $79.0 million, with $74.4 million from Wireless and $4.6 million from Software, compared to $81.3 million in 2010 from Wireless. As a percent of revenue, EBITDA was 32.5 percent in 2011, compared to 34.9 percent in 2010. However, excluding the previously mentioned fair value write down to Software maintenance revenue and transaction costs related to the acquisition of Amcom, EBITDA margin for 2011 would have been 35.3 percent. Consolidated EBITDA for the fourth quarter was $18.3 million, or 31.1 percent of revenue, with $17.0 million from Wireless and $1.3 million from Software. Excluding the fair value write down of Software maintenance revenue of $1.0 million, consolidated fourth quarter EBITDA would have been $19.4 million with an adjusted EBITDA margin of 32.3 percent. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses were $8.0 million in 2011, compared to $8.7 million in the prior year. Capital Expenses in the fourth quarter were $2.8 million, with virtually all of it from the Wireless business, compared to $1.8 million in the third quarter and $4.7 million in the year-earlier quarter. Capital expenses were primarily for the purchase of paging devices to replenish our equipment inventories.

The Company reported Net Income of $88.6 million, or $3.94 per fully diluted share, for 2011, compared to $77.9 million, or $3.45 per fully diluted share, for 2010. Fourth quarter Net Income totaled $18.9 million, or $0.84 per fully diluted share, compared to $40.5 million, or $1.82 per fully diluted share, in the fourth quarter of 2010. The significant increase in net income in the fourth quarter was largely the result of a $10.7 million benefit to income tax expense due to a decrease in the deferred income tax asset valuation allowance, which adjusted the balance of deferred income tax assets to their estimated realizable amounts. Excluding the income tax benefit, the purchase accounting adjustments and severance expenses, Net Income for the fourth quarter would have been $9.6 million, or $0.43 per fully diluted share. Results for the fourth quarter of 2010 were also impacted by a benefit to income tax expense (due to the reduction of $32.9 million in the deferred income tax asset valuation allowance), by a one-time litigation settlement expense of $2.1 million and by $1.7 million in severance expenses. Excluding these adjustments, Net Income for the fourth quarter of 2010 would have been $10.0 million, or $0.45 per fully diluted share.

As we have discussed, accounting standards require us to evaluate the recoverability of our deferred income tax assets. Based on our current assessment of taxable income from our Wireless and Software businesses we have reduced the deferred income tax asset valuation allowance with a resulting reduction to income tax expense. The total net reduction to income tax expense for 2011 was $50.2 million of which $10.7 million was a reduction to income tax expense in the fourth quarter. As we have noted in the past, we do not expect to pay a material amount for federal, state or local income taxes in 2011.

The Company generated $82.4 million in cash during the year from operating activities and had a cash balance of $53.7 million at December 31st. We expect to use a portion of that cash in connection with quarterly cash dividends and repayment of bank debt.

Finally, with respect to our financial expectations for 2012, we are providing financial guidance for both our Wireless and Software businesses today in a manner consistent with the previous year. Accordingly, we currently expect Consolidated Total Revenue for 2012 to range from $214 million to $232 million, with Wireless between $156 million and $166 million and Software between $58 million and $66 million; Consolidated Operating Expenses (excluding depreciation, amortization and accretion) to range from $156.5 million to $163.5 million, with Wireless between $108 million and $112 million and Software between $48.5 million and $51.5 million; and Capital Expenses to range from $7.5 million to $10 million, with Wireless between $7 million and $9 million and Software between $0.5 million and $1 million. Also, I would remind you once again that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Shawn.

Before we take your questions, I want to comment briefly on a few other items that may be of interest:

•	First, I will provide a quick update on some of our Sales and Marketing activities in the fourth quarter;

•	Second, I will briefly review our current capital allocation strategy.

•	And finally, I will comment on our business outlook for 2012.

With respect to Sales and Marketing activities, both our Wireless and Software businesses continued to aggressively pursue new business opportunities during the fourth quarter.

On the Wireless side, we continued to sell wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 90 percent of our direct subscriber base at December 31st, compared to 88 percent a year earlier. They also accounted for approximately 86 percent of our direct paging revenue in the fourth quarter, compared to 83 percent in the year-earlier quarter.

During the quarter our Wireless team continued to focus on its four primary goals: develop new account relationships; expand business within existing accounts; retain our most valuable customers, especially within Healthcare; and generate sales opportunities for our Software sales team. As a result, our Wireless sales group exceeded expectations for subscribers, gross additions, retention, and revenue within each of our key market segments not only for the quarter but for the full year 2011.

This accomplishment is a credit to the professionalism and dedication of our entire sales team, including the work of our Key Account Management (or KAM) team and its positive impact on retaining our most valued Wireless customers. Our KAM program involves monthly monitoring of 800 of our largest accounts in which we centralize account relationship management – including an evaluation of each customer’s satisfaction with service delivery — in a cross-discipline approach among sales, operations, and engineering personnel.

In addition, our Wireless sales team exceeded its fourth quarter and full-year plan for cellular phone placements. Key to this effort were higher sales of smartphones, tablets and aircards, along with add-on purchases of those services by existing customers, with many of those sales in both the Healthcare and Government market segments.

Our Wireless group also continued to generate sales leads and opportunities for the Company’s Software sales team during the quarter. This initiative included introducing their Software counterparts to existing USA Mobility accounts that did not have a prior relationship with Amcom. Specifically, the Wireless team hosted webinars during the fourth quarter on Amcom software solutions. The webinars were given by Amcom sales and product managers to expose USA Mobility’s Wireless customers to the capabilities of Amcom’s suite of critical communication solutions. These webinars were well attended, generated significant customer interest and resulted in active sales opportunities for our Software team. Overall, we are very pleased with the teamwork and cooperation our two sales groups have demonstrated since the Amcom acquisition, and we look for that integrated effort to generate even more positive results going forward.

Looking at sales and marketing activities in our Software business, December marked our biggest month ever for sales bookings. The Amcom sales team delivered a sharp increase in systems sold to new customers. In addition, they closed many deals for new modules and upgrades for our existing customers. Demand continued to be strongest in North American hospitals, where we sold software solutions for call center management, emergency notification, critical smartphone messaging, and clinical middleware.

With one eye on 2012, our Software sales team worked hard in the fourth quarter to ensure we’d start the New Year with a strong sales pipeline and healthy diet of lead-generation campaigns focusing on smartphones and clinical messaging. Thanks to this successful year-end push, I’m pleased to report we are off to an excellent start to the New Year.

Now, I will comment on our Capital Allocation Strategy. We began paying special cash distributions in 2005 and implemented payment of regular quarterly cash distributions in August of 2006. Since then we have paid regular quarterly cash distributions as well as special cash distributions from time to time. We set the initial amount of our quarterly cash distribution at $0.65 per share, or $2.60 per share annually, with the caveat that our ability to sustain that level of distribution would depend on our projection for future cash flow and overall business performance. In May of 2008 our Board reset our quarterly cash distribution to $0.25 per share, or $1.00 per share annually, based on the Company’s continued high rate of subscriber erosion at that time as well as our expectations for future cash flow over the following few years.

As the Board continues to weigh capital allocation decisions going forward, it has become clear that our current dividend rate cannot be sustained over the longer term as we look to grow our Software business. In coming months the Board will continue to assess the most appropriate level for dividend distributions based on both our outlook for future cash flow from Wireless as well as the need for strategic capital to pursue potential acquisition opportunities. If and when any decisions are made to reduce the dividend rate, it would be done solely to strengthen the Company’s financial position while maintaining a significant current yield on our common stock. Moreover, should such a decision be made, it would be our goal to establish a revised rate at a level that we anticipate would be sustainable over several years.

With regard to our stock repurchase program, which we adopted in 2008 and suspended last March at the time of the Amcom acquisition, the Board is continuing to evaluate the program against the Company’s competing capital requirements for 2012. We will keep you informed on the status of this program going forward. Since the buy back program first began, we have repurchased 5.6 million shares at an average price of $9.31 per share. Combining cash dividends and distributions with share repurchases, we have now returned $440.5 million, or approximately $20 per share, in capital to our stockholders since 2005.

As we mentioned in our press release, we will continue to weigh all options for allocating capital against other opportunities for creating long-term stockholder value. As previously discussed, we sharpened our market focus in 2012, concentrating heavily on the Healthcare industry with our acquisition of Amcom, and we will continue to review acquisition opportunities in this space. In the meantime, we will continue to manage our balance sheet prudently by maintaining ample liquidity to support our working capital requirements.

Finally, I wanted to take a minute today to comment on our Business Challenges and Outlook for 2012 and beyond. As I noted earlier, despite USA Mobility’s excellent operating results and organizational progress in 2011, the fact remains we still face many challenges as we look ahead. These operational challenges require that we continue to follow a focused business strategy going forward in our Wireless business, including the pursuit of further improvement in subscriber, revenue and cost trends. This focus will allow us to maintain strong cash flows and margins, and expand our product offerings and service capabilities in our key market segments, especially Healthcare. At the same time, we must continue to pursue the full growth potential of our Software business to help offset the long-term and technology-driven decline in demand for paging. This includes expanding our Software solutions and services both within and beyond existing market segments, as well as extending our sales reach into new geographic areas. While the upside for our Software business is strong, it is critical for us to leverage Amcom’s unique position in mission-critical unified communications at a time when demand for its services is high. In addition, we will continue to explore acquisition opportunities among Software and related businesses that are compatible with our current operations, can generate additional revenue and with the intent to enhance long-term stockholder value.

In summary, 2011 was another year of outstanding progress for USA Mobility. Our Wireless and Software businesses have blended well, enhanced each other’s sales potential, and established a solid platform for the future. Despite a recovering economy and continued industry challenges, we were able to operate the Company profitably, meet our primary performance goals, reduce operating costs, increase organizational efficiencies, and pursue aggressive selling efforts to our core market segments. And, most importantly, we continued to position USA Mobility for the future. We believe we made significant strides toward fulfilling that objective during the past year – with the help of a well-executed business strategy and dedicated group of employees — and we expect to gain further momentum toward achieving that goal in the months and quarters ahead.

As usual, we will continue to keep you updated on our progress and other corporate events through press releases and future investor calls.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator...

Operator: Thank you. If you would like to ask a question please signal by pressing the Star key followed by the digit 1 on your touch-tone telephone keypad.

If you’re using a speakerphone please make sure your mute function is turned off allow signal to reach our equipment.

Once again please press Star 1 to ask a question and we’ll pause for a moment to allow everyone an opportunity to signal.

And we’ll take our first question from Brent Morrison with Strome Group.

Brent Morrison: Hi guys. Looking at Amcom it’s been about three quarters now. Can you give me some more detail on the conversion ratio from paging or wireless customers to the software becoming both a paging and software customer or just becoming a software customer? I kind of have modeled in a little quicker conversion rate than what I’m seeing.

Mr. Kelly: Well Brent one thing that I want to make clear and maybe we haven’t done a good job of making this clear in the past is we don’t necessarily want to convert them so that they turn in their pagers and just take Amcon Software.

I mean if they’re going to leave paging then we certainly want to do that. If they’re already made that decision. The goal...

Brent Morrison: Sure.

Mr. Kelly: ...is to take existing USA Mobility customers and sell Amcon services to them because what you’re going to find is in most hospitals today you still have pagers but you also have smart phones, tablets, and all kinds of now wireless devices and monitors that through Amcon middleware can completely be integrated and you can communicate in a user controllable and definable fashion those messages how you would like to define them and how you like to distribute them so from our perspective that’s going very well.

We haven’t got the statistics for you today in terms of here’s the exact amount of accounts. And I don’t think that’s information we want to release for competitive purposes.

But it’s going very well. And it’s something that was one of the premises for doing the acquisition and we’re pleased with our progress.

Brent Morrison: Sure. I’m just the way I kind of understood it is the Amcon will be a safety net as paging customers leave because they’re leaving to adopt the latest technology smart phones or tablets and things like that and you can catch them with Amcon.

So it’s kind of going from one pocket to the other. But the bookings are showing that it’s almost like a software business in itself.

Maybe those — the introduction and the leveraging of the customer relationships takes a little bit longer to turn into sales.

But now it’s been three quarters and we’re looking at this run rate of, you know, $12 million, $15 million. I was thinking it was going to be a little bit more rapid.

Mr. Kelly: Yes I think that I don’t want to say you have it backwards but one of the things that happened in 2011 and I don’t think it was a coincidence was that we purchased Amcon early in the year and we ended up having our lowest churn rate in the company’s history.

Brent Morrison: Now was that because of Amcon though or just because the customers are...

Mr.Kelly: I think yes I think part of it was because of Amcon because I think it underscored our long term commitment to the healthcare space.

You know, if you just wanted to run a standalone paging company and you know your customer base is going to be getting smaller every year when you talk to those customers when it’s time to renew those contracts they get nervous.

Now, you know, when we had our annual convention for Amcon this past fall and I spoke with customers that were both USA Mobility paging customers and Amcon Software customers they get it. They understand the long term commitment.

So I think that helps us immensely. So the goal is to have the rate of paging erosion slow down and have that stay low but also sell.

The goal was certainly not to purposely churn paging subscribers off of paging and put them on to Amcon Software.

And that’s going to happen by itself over a long period of time but you want to slow the process between paging conversion because paging is incredibly profitable right now.

If you look at the margins, you know, we’re setting record margins now every year. Our margins in the paging business have expanded.

Amcon was a long term investment, a long term growth platform, it’s doing quite well from where we sit. It’s meeting its — our internal goals.

And so yes I think it’s a good part of this company’s future. But paging is going to be around for a while and hopefully that continued improvement that we’ve seen paging in terms of subscriber erosion and margins hopefully we’ll be able to at least maintain that.

Brent Morrison: That’s cool.

Mr. Kelly: You know, we certainly don’t want to exacerbate the churn and increase the customer conversion.

Brent Morrison: Sure, sure well I thought it would kind of slow the churn as well as introduce you to Amcon prospects.

My next question is I was surprised to hear about the dividend cutting the dividend rate in for more expenditures to grow the software business.

Now I thought the synergies of purchasing Amcon was to have a very cheap way of cross selling.

And where would you need to invest and how much money are you talking about investing into the software business?

Mr. Kelly: Amcon is absolutely a cross selling opportunity and we just talked about that and we’re doing it. But Amcon’s also a software business.

And software businesses need to be invested in. You need to add from a product development standpoint internal research and development to add modules and functionality and grow it.

And you also need to acquire certain functionality because it saves you a couple years two, three, four years of development time and kind of gives you a jumpstart.

So absolutely going forward we want to invest in our software business. We want to grow our software business. We also want to maintain a dividend with a reasonable yield.

And that — those are all things that are under consideration and that we’re studying right now.

Brent Morrison: Okay. Thanks. I’ll come back.

Operator: And once again that is Star 1 to ask a question at this time.

And once again that is Star 1 to ask a question. As a reminder, if you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment.

And we’ll take a follow-up from Brent Morrison was Strome Group.

Brent Morrison: Oh okay great. Regarding the debt repayment, you know, with the stock cost it’s about 7%, 10% yield. Why do you choose to pay down the debt rather than buy back the stock?

Mr. Kelly: Well right now there is no sense in paying interest on carrying debt. We didn’t pay it all off because we didn’t want to incur a prepayment penalty but we’ll probably unless we do an acquisition we’ll probably just pay it off.

And we are I think I mentioned on my prepared comments we are currently evaluating the stock repurchase program that we have in place. And as soon as we make a decision on that we’ll be getting back to you guys.

Brent Morrison: Okay. And then do you have a breakdown of the software revenue between the three buckets? It wasn’t in the press release.

Mr. Kelly: We will provide that in the 10K which we’ll be filing shortly.

Brent Morrison: Okay. Okay and has the average cost of a software customer changed at all? Before I think you had about $120,000 with about 20% in maintenance. Is that going up or staying the same?

Mr.Kelly: Chris or Dan do you want to take that?

Mr. Heim: Yes it’s going up slightly up as we’re selling more modules to the existing customers.

Brent Morrison: In around what figure?

Mr. Mayleben: You know, about $130,000.

Brent Morrison: One hundred and thirty?

Mr. Mayleben: On an average sales price. You said cost but Brent I think you meant sales price?

Brent Morrison: Sales price yes. So $12 million and $130,000 so is that — are you selling about 100 customers a quarter or installing, would that — is that a right way to look at it?

Mr. Mayleben: Yes what the $130,000 is related to new customers. So in addition to selling solutions to new customers we have a fair amount of business which is sales back to the installed base.

The sales backed to the installed base have an average sales price of about, you know, $65,000 or $70,000. So each quarter we have a blend of new customers and existing customers.

Brent Morrison: Okay so there’s a decent amount of cross selling activity in as far as new modules within an Amcon customer too or in it also?

Mr. Kelly: Absolutely.

Brent Morrison: Okay. Okay and then I have one last question and that’s the write down of the maintenance revenue that you — back to my accounting knowledge you’d write the maintenance revenue down if customers canceled and you weren’t going to book that revenue in the future.

What exactly was the reason why you have the $6.3 million write down within, you know, high 90% rate of renewal?

Mr. Kelly: Yes, Brent it’s an accounting rule. We’re going to let our chief financial officer take that one.

Brent Morrison: Okay.

Mr. Endsley: Yes, the maintenance revenue write down was $6.1 million. And that occurred at the time of acquisition.

The accounting rules require you to take your deferred maintenance that you have on your balance sheet, write that down to what they expect to be fair value.

And the result of that is that as that deferral gets recognized in revenue over time we reduce the maintenance revenue.

However that’s all completely gone and starting in 2012 there will be no reduction of maintenance revenue for this purchase accounting adjustment.

Brent Morrison: Okay. I’m just curious why it was written down. Did those — did that - those group of clients cancel or you weren’t going to be able to book it?

Mr. Kelly: You know, this is one of those accounting rules that you really, you know, at least for me you scratch your head at because we continued collecting that cash.

Brent Morrison: Okay. Okay and so that’s why I was curious why you...

Mr. Kelly: Yes.

Brent Morrison: ...you keep saying...

Mr. Kelly: Yes.

Brent Morrison: ...what revenue would have been if we didn’t write it down if it’s gone and you’re not going to get it anyway?

So I’m just curious what you guys go back to quarter after quarter? I know it’s over...

Mr. Kelly: That’s a great question and I wish you’d ask the Financial Accounting Standards Board about that because...

Brent Morrison: Okay.

Mr. Kelly: ...you keep collecting the cash.

So, you know, you we look at it differently internally but you have to report it this way.

Brent Morrison: Okay so you are collecting okay. That’s great.

Mr. Kelly: Yes.

Brent Morrison: Okay great, great.

Mr. Kelly: Yes.

Brent Morrison: Okay thanks.

Operator: And we’ll take our next question from David Maisel with JW Milligan.

JW Milligan: Hi. it’s actually JW at JW Milligan. I just want a clarification here the other analyst indicated that had cut the dividend. What I see is you maintained the dividend and you may look at what you’ll do moving forward.

So I just want to clarify that you maintained it and what do you want to do going forward on the dividend? Thank you.

Mr. Kelly: You clarified, you know, you clarified it correctly we maintained the dividend. And I think I was pretty clear in my comments that we’re continuing to evaluate it.

It probably will not stay at a $1 a year in the future as we look to add on additional acquisitions and make additional software investments both internally and further development and again through acquisition.

But we haven’t made affirmative decision one way or another on that yet. We’re just analyzing we’re continuing to look at it.

JW Milligan: Are you saying you might reduce it?

Mr. Kelly: Yes absolutely.

JW Milligan: By the next quarter?

Mr. Kelly: We didn’t say nor have we decided.

JW Milligan: I mean you came up on my radar screen originally because of the dividend that I followed quite a while then I found out you’re a pretty interesting company.

But the dividend gave me some comfort. So I just wonder what — I don’t know how much guidance you can give me on that?

Mr. Kelly: I think, you know, I was pretty clear on my comments. We continue to pay a dividend. We continue to pay an existing rate.

We’re going to evaluate whether or not we want to change that rate going forward. If we do, we’ll still probably pay a pretty darn good yield regardless of what level we set the dividend at.

And that’s about all I can say at this point because we literally have not made a decision one way or another.

We’re continuing to evaluate it in light of other opportunities to deploy capital to grow long term shareholder value.

JW Milligan: Okay because it seemed like you’d have the cash flow to do it if you wanted to?

Mr. Kelly: Yes that cash flow can be used for a lot of things as you well know.

JW Milligan: Okay do you know when we’d see a decision on that?

Mr. Kelly: No we’re continuing to evaluate it. I don’t know how I can be more clear than that.

JW Milligan: Okay. Well thank you.

Mr. Kelly: All right thank you.

JW Milligan: Thanks.

Operator: And there are no further questions. I’ll turn the conference back over to you Mr. Vince.

CONCLUDING COMMENTS:

Mr. Kelly: Thank you for joining us this morning. We look forward to speaking with you again after we release our first quarter results. Thanks and have a great day!